As filed with the Securities and Exchange Commission on May 2, 2007

                                                     Registration No. 333-139169
                                                     Registration No. 333-______

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                       AND
                         POST-EFFECTIVE AMENDMENT NO. 2
                       TO FORM S-8 REGISTRATION STATEMENT

                                      UNDER
                           THE SECURITIES ACT OF 1933

                             NEXTWAVE WIRELESS INC.
             (Exact Name of Registrant as Specified in its Charter)


            DELAWARE                                      20-5361360
(State or Other Jurisdiction of             (I.R.S. Employer Identification No.)
 Incorporation or Organization)

                             12670 HIGH BLUFF DRIVE
                               SAN DIEGO, CA 92130

                    (Address of Principal Executive Offices)

                NEXTWAVE WIRELESS INC. 2005 STOCK INCENTIVE PLAN
               CYGNUS COMMUNICATIONS, INC. 2004 STOCK OPTION PLAN
               PACKETVIDEO CORPORATION 2005 EQUITY INCENTIVE PLAN
          NEXTWAVE WIRELESS INC. 2007 NEW EMPLOYEE STOCK INCENTIVE PLAN
                   GO NETWORKS, INC. EMPLOYEE STOCK BONUS PLAN

                              (Full Title of Plan)

                                 FRANK A. CASSOU
    EXECUTIVE VICE PRESIDENT - CORPORATE DEVELOPMENT AND CHIEF LEGAL COUNSEL
                             12670 HIGH BLUFF DRIVE
                               SAN DIEGO, CA 92130
                                 (858) 480-3100

                      (Name, Address, and Telephone Number,
                   Including Area Code, of Agent For Service)
           ----------------------------------------------------------
                                   Copies to:
                             MARITA A. MAKINEN, ESQ.
                            WEIL GOTSHAL & MANGES LLP
                                767 FIFTH AVENUE
                               NEW YORK, NY 10153
                                 (212) 310-8000

                                 CALCULATION OF REGISTRATION FEE
====================================================================================================
                                                Proposed           Proposed
                                Amount to be     Maximum            Maximum          Amount of
   Title of Each Class of        Registered   Offering Price   Aggregate Offering   Registration
Securities to be Registered        (1)(2)      Per Share(3)         Price(3)           Fee(4)
----------------------------------------------------------------------------------------------------
Common stock, $0.001 par value   32,568,516       $10.04          $171,656,125.65      $5,269.84
====================================================================================================

(1) The number of shares being registered under this registration statement represents 18,026,316 additional shares of common stock of NextWave
     Wireless Inc. (the "Company") to be issued under each of the following plans: (i) 15,000,000 shares issuable, subject to stockholder approval, under the NextWave Wireless Inc. 2005 Stock Incentive Plan, as amended (the
     "2005 Stock Incentive Plan"), (ii) 2,500,000 shares issuable under the
     NextWave Wireless Inc. 2007 New Employee Stock Incentive Plan (the "2007
     Stock Incentive Plan") and (iii) 526,316 shares issuable under the GO
     Networks Inc. Employee Stock Bonus Plan (the "GO Plan" and together with the 2007 Stock Plan and the amendment to the 2005 stock Incentive Plan, the "New Plans"). Pursuant to Rule 429(b) under the Securities Act of 1933, as amended (the "Securities Act"), the 32,568,516 shares of common stock of the Company being registered hereunder also includes: (i) 12,708,867 shares of common stock issued or to be issued pursuant to the 2005 Stock Incentive
     Plan and the CYGNUS Communications, Inc. 2004 Stock Option Plan (the
     "Cygnus Plan") that were previously registered on Form S-8 filed by the Company with the Securities and Exchange Commission (the "SEC") on December
     7, 2006 (registration statement No. 333-139169) and (ii) 1,833,333 shares of common stock issued or to be issued pursuant to the PacketVideo
     Corporation 2005 Equity Incentive Plan (the "PacketVideo Plan" and together with the New Plans and the Cygnus Plan and the 2005 Stock Incentive Plan, the "Plans") that were previously registered on the Post-Effective
     Amendment No. 1 to the Form S-8 filed by the Company with the SEC on January 18, 2007.

(2) Pursuant to Rule 416(a) under the Securities Act, this registration statement covers such additional securities as may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions in accordance with the terms of the Plans.

(3) In accordance with Rule 457(h) of the Securities Act, the registration fee is based on the weighted average exercise price for outstanding options
     ($10.59). The registration fee for remaining shares issuable under the New
     Plans has been computed pursuant to Rules 457(h) and 457(c) based on the average of the high and low prices reported in the consolidated reporting system of the NASDAQ Global Market as of April 30, 2007 ($9.48).

(4) In connection with the previously registered shares for issuance under the 2005 Stock Incentive Plan, the CYGNUS Plan and the PacketVideo Plan, the registrant paid an aggregate fee of $10,747.45, a portion of which is being attributable to the shares being carried forward in a combined reoffer prospectus being filed herewith (to the extent that there are or may be control securities) pursuant to Rule 429(b) under the Securities Act. In connection with this registration statement, the registrant is paying a fee solely on the 18,026,316 additional shares of the registrant's common stock being registered.

As permitted by Rule 429 under the Securities Act, the prospectus filed together with this registration statement on Form S-8 is a combined resale prospectus which shall be deemed post-effective amendment No. 2 to the registrant's registration statement on Form S-8 numbered 333-139169, as amended.

====================================================================================================

                                EXPLANATORY NOTE

         This registration statement on Form S-8 of NextWave Wireless Inc. (this "Registration Statement") has been prepared in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the "Securities Act") to register up to 18,026,316 shares of our common stock, par value $0.001 per share (the "Common Stock"), to be issued to participants in each of the following plans: (i) 15,000,000 shares of Common Stock issuable, subject to stockholder approval, under the NextWave Wireless Inc. 2005 Stock Incentive Plan, as amended (the "2005 Stock Incentive Plan"), (ii) 2,5000,000 shares of Common Stock issuable under the NextWave Wireless Inc. 2007 New Employee Stock Incentive Plan (the "2007 Stock Incentive Plan"), and (iii) 526,316 shares of Common Stock issuable under the GO Networks Inc. Employee Stock Bonus Plan (the "GO Plan"). This Registration Statement also includes up to (i) 12,708,867 shares of Common Stock issued or issuable pursuant to the 2005 Stock Incentive Plan and the CYGNUS Communications, Inc. 2004 Stock Option Plan (the "CYGNUS Plan") that were previously registered on Form S-8 (registration statement No. 333-139169) filed with the Securities and Exchange Commission (the "SEC") on December 7, 2006 and (ii) 1,833,333 shares of Common Stock issued or issuable under the PacketVideo Corporation 2005 Equity Incentive Plan (the "PacketVideo Plan") that were previously registered on the Post-Effective Amendment No.1 to the Form S-8 (registration statement No. 333-139169) filed with the SEC on January 18, 2007. The 2005 Stock Incentive Plan, the CYGNUS Plan, the PacketVideo Plan, the 2007 Stock Incentive Plan and the GO Plan are collectively referred to as the "Plans". Pursuant to Rule 429(b) under the Securities Act, this Registration Statement, which is a new registration statement, also constitutes Post-Effective Amendment No. 2 to registration statement on Form S-8 (registration statement No. 333-139169).

         This Registration Statement includes the registration for reoffer and resale of up to 32,568,516 shares of our Common Stock that may be acquired in the future under this Registration Statement by participants in the Plans who are our "affiliates" as such term is defined in Rule 405 under the Securities Act of 1933, which shares constitute "control securities" as such term is defined in General Instruction C to Form S-8.

         The materials that follow Part I and precede Part II of this Registration Statement constitute a reoffer prospectus. The reoffer prospectus filed as part of this Registration Statement on Form S-8, has been prepared in accordance with the requirements of Part I of Form S-3, in accordance with General Instruction C of Form S-8 and pursuant to Rule 429(a) and is a combined prospectus which also relates to the 14,542,200 shares of Common Stock registered on the registration statement No. 333-139169. As specified in General Instruction C of Form S-8, until we meet the registrant requirements for the use of Form S-3, the amount of securities to be reoffered or resold under the reoffer prospectus by each selling stockholder and any other person with whom he or she is acting in concert for the purpose of selling our securities, may not exceed, during any three-month period, the amount specified in Rule 144(e).

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The information called for by Part I of this Registration Statement (the "Part I Information") in respect of the Plans will be sent or given to participants in such plans as specified by Rule 428(b)(i) under the Securities Act. The documents made available to the Plans participants are not required to be, and are not being, filed by NextWave Wireless Inc. with the Securities and Exchange Commission (the "SEC"), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Such documents, together with the documents incorporated by reference herein pursuant to Item 3 of Part II of this Registration Statement, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Throughout this Registration Statement, the words "NextWave Wireless," "we," "us," the "Company," and "our" refer to NextWave Wireless Inc. and its consolidated subsidiaries.

REOFFER PROSPECTUS

                                32,568,516 Shares

                             NEXTWAVE WIRELESS INC.

                                  Common Stock

                          ----------------------------

         This reoffer prospectus covers the reoffer and resale of up to 32,568,516 shares of our common stock, par value $0.001 per share (the "Common Stock"), issued or to be issued to participants in each of the following plans:
(i) the NextWave Wireless Inc. 2005 Stock Incentive Plan, as amended (the "2005 Stock Incentive Plan"); (ii) the CYGNUS Communications, Inc. 2004 Stock Option Plan (the "CYGNUS Plan"); (iii) the PacketVideo Corporation 2005 Equity Incentive Plan (the "PacketVideo Plan"); (iv) the NextWave Wireless Inc. 2007 New Employee Stock Incentive Plan (the "2007 Stock Incentive Plan") and (v) the GO Networks Inc. Employee Stock Bonus Plan (the "GO Plan") (collectively, the "Plans"). We originally registered 12, 708,867 shares of Common Stock for issuance or delivery under the 2005 Stock Incentive Plan and the CYGNUS Plan under the Company's Form S-8 registration statement (registration statement No. 333-139169), filed with the SEC on December 7, 2006 and an additional 1,833,333 shares of Common Stock for issuance and delivery under the PacketVideo Plan under the Company's Post-Effective Amendment No. 1 to our registration statement on Form S-8 (registration statement No. 333-139169), filed with the SEC on January 18, 2007. On March 21, 2007, a wholly owned subsidiary of ours merged with and into GO Networks, Inc. (the "Merger"), and, as a result of the Merger, GO Networks, Inc. ("GO") became our wholly owned subsidiary. In connection with the Merger, we agreed to establish the GO Plan, which is an employee retention stock pool having an aggregate value of $5 million. In addition, on March 26, 2007, our Board of Directors adopted, approved and authorized the New Employee Incentive Plan, which provides compensatory equity grants to our new hires, including employees who join in connection with acquisitions, for the purpose of inducing such persons to enter into an employment relationship with us. Finally, on April 11, 2007, our board of directors amended our 2005 Stock Incentive Plan to increase by 15,000,000 the number of shares of Common Stock with respect to which awards may be granted under the plan, subject to our stockholder approval.

         INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" ON PAGE 8.

         Our Common Stock is traded on the NASDAQ Global Market under the ticker symbol "WAVE". On April 27, 2007, the last reported sale price of our Common Stock was $9.45 per share.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful and complete. Any representation to the contrary is a criminal offense.

                   The date of this prospectus is May 2, 2007.

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                              --------------------

                                TABLE OF CONTENTS

                                                                       PAGE

WHERE YOU CAN FIND MORE INFORMATION.................................    4
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.....................    4
PROSPECTUS SUMMARY..................................................    5
RISK FACTORS........................................................    8
FORWARD-LOOKING STATEMENTS..........................................   24
USE OF PROCEEDS.....................................................   25
SELLING STOCKHOLDERS................................................   26
PLAN OF DISTRIBUTION................................................   28
LEGAL MATTERS.......................................................   30
EXPERTS.............................................................   30

                              --------------------

         YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE INTO THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.

         The NextWave logo is our trademark. Other service marks, trademarks and trade names referred to in this prospectus are the property of their respective owners. As indicated in this prospectus, we have included market data and industry forecasts that were obtained from industry publications.

                       WHERE YOU CAN FIND MORE INFORMATION

         We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, under those requirements, we file reports and other information with the Securities and Exchange Commission (the "SEC"). The SEC maintains a website on the Internet that contains reports, proxy and information statements and other information regarding registrants, including our company, that file electronically with the SEC. The SEC's website address is www.sec.gov. In addition, our filings with the SEC may be inspected and copied at the public reference facilities of the SEC located at 100 F. Street NE, Room 1580, Washington, DC 20549; and at the SEC's regional offices at 5670 Wilshire Boulevard, 11th Floor, Los Angeles, CA 90036, and at 3 World Financial Center, Room 4300, New York, NY 10281. Copies of our filings may also be obtained upon request and payment of the appropriate fee from the Public Reference Room of the SEC located at 100 F. Street NE, Mail Stop 5100, Washington, DC 20549. The public may obtain information on the operation of the SEC's public reference facilities by calling the SEC at (202) 551-8300.

         You may also obtain a copy of any of our filings from us, at no cost, by writing or telephoning us at:

                             NextWave Wireless Inc.
                             12670 High Bluff Drive
                               San Diego, CA 92130
                                 (858) 480-3100


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         We hereby incorporate by reference into this reoffer prospectus the following documents filed with the SEC:

     o Our Annual Report on Form 10-K for the year ended December 30, 2006, filed with the SEC on March 30, 2007;

     o Our Current Reports on Form 8-K, filed with the SEC on January 3, 2007, March 26, 2007 and April 12, 2007; and

     o The description of our Common Stock contained in the post-effective amendment No. 1 to the registration statement on Form S-1, filed with the SEC on April 23, 2007.

All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to the registration statement including this reoffer prospectus which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall also be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.

                               PROSPECTUS SUMMARY

         This summary highlights key information contained elsewhere in, or incorporated by reference into, this prospectus. It may not contain all of the information that is important to you. You should read the entire prospectus, including "Risk Factors," our consolidated financial statements and the related notes thereto incorporated by reference into this prospectus and the other documents incorporated by reference into this prospectus or to which this prospectus refers, before making an investment decision. In this prospectus, the terms "NextWave," "we," "our" and "us" refer to NextWave Wireless Inc. and its subsidiaries.

                                   OUR COMPANY

         We are an early-stage wireless technology company that develops next-generation mobile broadband and wireless multimedia products and technologies. Our products and technologies are designed to make wireless broadband faster, more reliable and more affordable. At present, our customers include many of the largest mobile handset and wireless service providers in the world.

         We believe that wireless broadband represents the next logical step in the evolution of the Internet and that consumer demand for fully-mobile, wireless broadband service will transform the global wireless communications industry from one driven primarily by circuit-switched voice to one driven by IP-based broadband connectivity. Our business activities are focused on developing products, technologies and network solutions that provide consumers and businesses with affordable, high-speed, mobile access to the information and multimedia content they want.


                                  OUR BUSINESS

         Our wireless broadband products and technologies are developed and marketed through our operating subsidiaries, each of which is focused on specific and critical links in the global mobile broadband ecosystem:

         NextWave Broadband Inc. - A family of mobile broadband semiconductor products and network components based on WiMAX and Wi-Fi technologies, terminal device reference designs and network implementation services;

         PacketVideo Corporation - Multimedia software applications for wireless handsets and other converged mobile devices; and

         GO Networks, Inc. - Carrier-class, wide-area, mobile Wi-Fi systems.

         NEXTWAVE BROADBAND INC . Our Advanced Technology Group, a division of NextWave Broadband Inc., is developing a family of mobile broadband semiconductor products based on WiMAX and Wi-Fi technologies, including multi-band RF chips and high-performance, digital baseband WiMAX chips. In addition, our Advanced Technology Group is developing wireless network components and a family of handset and media player reference designs to highlight the features of the Company's subscriber station semiconductor products. The primary design objectives of the Advanced Technology Group's products and technologies, which are intended to be sold or licensed to network infrastructure vendors, device manufacturers and service providers worldwide, are:

     o Improve the performance and economics of WiMAX and Wi-Fi networks and enhance their ability to cost-effectively handle the large volume of network traffic associated with bandwidth-intensive multimedia applications such as mobile television, video-on-demand, streaming hi-fidelity audio, two-way video telephony and real-time gaming;

     o Improve the performance, power consumption and cost characteristics of mobile broadband enabled subscriber terminals;

     o Improve the degree of interoperability and integration between Wi-Fi and WiMAX systems for both Local Area Networks (LANs) and Wide Area Networks (WANs);

     o Improve the efficiency, cost and performance of video and audio broadcast applications over WiMAX networks; and

     o Improve service provider economics and roaming capabilities by enabling WiMAX networks and WiMAX enabled devices to seamlessly operate across multiple frequency bands including the use of certain unlicensed bands.

         Through our Network Solutions Group, also a division of NextWave Broadband, we intend to offer service provider customers a full array of network services, including RF and core network design services, network implementation and management services and back-office service solutions. To demonstrate the capabilities of our network service capabilities and our wireless broadband products, the Network Solutions Group is implementing a mobile WiMAX/Wi-Fi test site in Henderson, Nevada. We intend to utilize this test site to demonstrate our technical and product capabilities to wireless service providers, cable operators, Internet service providers and media/content companies, who are interested in deploying mobile WiMAX networks that operate on spectrum owned or leased by the Company in the U.S. and internationally while utilizing network and device equipment that incorporate our products and technologies. Our spectrum footprint in the U.S. covers a population of over 248 million people, or POPs, and includes many of the largest metropolitan areas in the country. In addition, NextWave Wireless has acquired nationwide spectrum in Germany through its majority-owned company, Inquam Broadband.

         PACKETVIDEO CORPORATION . Through our PacketVideo subsidiary, we supply device-embedded multimedia software to many of the largest wireless handset manufacturers and wireless carriers in the world, who use it to transform a mobile phone into a feature-rich multimedia device that provides people the ability to stream, download and play video and music, receive live TV broadcasts, and engage in two-way video telephony. PacketVideo's software is compatible with virtually all network technologies, including CDMA and GSM. To date, more than 110 million PacketVideo powered phones have been shipped worldwide by companies such as Motorola, Samsung, LGE, Sony Ericsson, and Nokia. PacketVideo has been contracted by some of the largest carriers in the world, such as Verizon Wireless, Vodafone, NTT DoCoMo, Orange and T-Mobile to design and implement the embedded multimedia software capabilities contained in their handsets.

         PacketVideo has made investments in developing and acquiring a wide range of capabilities to provide its customers with solutions to support and accelerate digital media convergence within the home and office via mobile devices and consumer electronics that utilize PacketVideo's device-embedded software and the communications protocols standardized by the Digital Living Network AllianceTM (DLNATM). An example is PacketVideo's network-based PacketVideo ExperienceTM platform that provides for content search, discovery, organization and content delivery/sharing between devices connected to a private IP-based network on a one-on-one or one-to-many basis, PacketVideo's patented Digital Rights Management (DRM) capability, already serving many carriers globally, further provides for a flexible solution that protects the multimedia content used or shared by PacketVideo-enabled devices. We expect that the continued growth in global shipments of high-end handsets with multimedia capabilities, increasing demand for home/office digital media convergence, and the acceleration of global deployments of mobile broadband enabled networks will substantially expand the opportunity for PacketVideo to license its suite of multimedia software solutions to handset and consumer electronic device manufacturers, and service providers. In addition, we intend to leverage PacketVideo's established market presence and unique software expertise to be a leading global provider of the next generation of device-embedded software modules needed for the efficient capture, transmission and manipulation of multimedia content by fourth generation (4G) wireless broadband mobile devices.

         GO NETWORKS, INC . Through our GO Networks subsidiary, which we acquired in February 2007, we offer carrier-class mobile Wi-Fi network systems to commercial and municipal service providers worldwide. By utilizing advanced xRF(TM) adaptive beamforming smart antenna technology and a cellular-mesh Wi-Fi architecture, the GO Networks system is designed to deliver superior Wi-Fi coverage, performance, and economics and provide service providers with a cost-effective solution to support bandwidth-intensive mobile broadband services such as video streaming, real-time gaming, web browsing, and other types of multimedia applications on a wide-area basis.

         We believe the breadth of products, technologies, spectrum assets and services offered by our various subsidiaries represents a unique platform to provide advanced wireless broadband solutions to the market. While our subsidiaries are intended to be operated as stand-alone businesses, we also expect them to provide synergistic value to each other and collectively drive accelerated market penetration and share of the wireless broadband market for the Company.


                              OUR EXECUTIVE OFFICES

         We are a Delaware corporation. Our principal executive officers are located at 12670 High Bluff Drive, San Diego, CA 92130, and our telephone number is (858) 480-3100. We also have a website located at www.nextwave.com. The information that appears on our website is not a part of, and is not incorporated into, this prospectus.

                                  RISK FACTORS

         Our business involves a high degree of risk. You should carefully consider the following risks together with all of the other information contained in this registration statement before making a future investment decision with respect to our securities. If any of the following risks actually occurs, our business, financial condition and results of operations could be materially adversely affected, and the value of our securities could decline.

                         RISKS RELATING TO OUR BUSINESS

WE ARE AN EARLY-STAGE COMPANY AND HAVE LIMITED RELEVANT OPERATING HISTORY AND A HISTORY OF LOSSES.

         We emerged from our reorganization in April 2005 with a new business plan and have made several recent acquisitions and investments. As a result, we are at an early stage of our development and have had a limited relevant operating history and, consequently, limited historical financial information. Other than through our PacketVideo business, which we acquired in July 2005, we have never generated any material revenues and have limited commercial operations. We are currently unable to project when our wireless broadband products and technologies will be commercially deployed and generate revenue. In addition, we, along with the companies we have acquired, have a history of losses. Other than our PacketVideo business, we will not have the benefit of any meaningful operations, and we will incur significant expenses in advance of generating significant revenues, particularly from our WiMAX/Wi-Fi semiconductor and network component products, and are expected to realize significant operating losses for the next few years. We are therefore subject to all risks typically associated with a start-up entity.

         We are in the early stages of the implementation of our business plan. If we are not able to successfully implement all key aspects of our business plan, including selling and/or licensing high volumes of our WiMAX/Wi-Fi semiconductor and network component products to network operators and to device and network equipment manufacturers, we may not be able to develop a customer base sufficient to generate adequate revenues. If we are unable to successfully implement our business plan and grow our business, either as a result of the risks identified in this section or for any other reason, we may never achieve profitability, in which event our business would fail.

WE HAVE IDENTIFIED A MATERIAL WEAKNESS IN OUR INTERNAL CONTROL OVER FINANCIAL REPORTING, AND THE IDENTIFICATION OF ANY SIGNIFICANT DEFICIENCIES OR MATERIAL WEAKNESSES IN THE FUTURE COULD AFFECT OUR ABILITY TO ENSURE TIMELY AND RELIABLE FINANCIAL REPORTS.

         In connection with our close process and the audit of the consolidated financial statements for the year ended December 30, 2006, our management concluded that a material weakness existed relating to revenue recognition pursuant to software contracts of PacketVideo. The Company's failure to correctly apply software revenue recognition principles resulted from a lack of a sufficient number of employees with appropriate levels of knowledge, expertise and training in the application of generally accepted accounting principles relevant to software revenue recognition. As a public company, our systems of internal controls over financial reporting are required to comply with the standards adopted by the SEC and the Public Company Accounting Oversight Board (the "PCAOB"). Both regulators currently define a material weakness as a single deficiency, or combination of deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. We believe we have taken measures to remedy the material weakness, some of which are still in progress. For a discussion of our internal control over financial reporting and a description of the identified material weakness and the related remedial measures, see Item 9A in our Annual Report on Form 10-K, filed with the SEC on March 30, 2007.

         We will be required to make our first annual certification on our internal controls over financial reporting in our Annual Report for the fiscal year ended December 29, 2007. In preparing for such certification, we are presently evaluating our internal controls for compliance with applicable SEC and PCAOB requirements. We have identified that a material weakness exists related to revenue recognition in our PacketVideo subsidiary. We also may identify additional areas requiring improvement and may be required to design enhanced processes and controls to address issues identified through this review. This could result in significant delays and cost to us and require us to divert substantial resources, including management time, from other activities. We have commenced a review of our existing internal control structure and plan to hire additional personnel. Although our review is not complete, we have taken steps to improve our internal control structure by hiring dedicated, internal compliance personnel to analyze and improve our internal controls, to be supplemented periodically with outside consultants as needed. However, if we fail to achieve and maintain the adequacy of our internal controls, we may not be able to conclude that we have effective internal controls over financial reporting as of the end of our fiscal year 2007. Moreover, although our management will continue to review and evaluate the effectiveness of our internal controls, we can give you no assurance that there will be no material weaknesses in our internal control over financial reporting. We may in the future have material weaknesses or other control deficiencies in our internal control over financial reporting as a result of our controls becoming inadequate due to changes in conditions, the degree of compliance with our internal control policies and procedures deteriorating, or for other reasons. If we have significant deficiencies or material weaknesses or other control deficiencies in our internal control over financial reporting, our ability to record, process, summarize and report financial information within the time periods specified in the rules and forms of the SEC will be adversely affected. This failure could materially and adversely impact our business, our financial condition and the market value of our securities.

IF WE FAIL TO EFFECTIVELY MANAGE GROWTH IN OUR BUSINESS, OUR ABILITY TO DEVELOP AND COMMERCIALIZE OUR PRODUCTS WILL BE ADVERSELY AFFECTED.

         Our business and operations have expanded rapidly since the completion of our reorganization in April 2005. For example, from April 13, 2005 through March 28, 2007, the number of our employees has increased from 50 to 662 as a result of organic growth and acquisitions. We acquired GO Networks in February 2007, CYGNUS Communications in February 2006 and PacketVideo in July 2005 and we are still in the process of integrating these businesses. In addition, we have recently announced the signing of an agreement to acquire all of the outstanding capital stock of IPWireless. To support our expanded research and development activities for our mobile broadband business and the growth in our PacketVideo business, we must continue to successfully hire, train, motivate and retain our employees. We expect that significant further expansion of our operations and employee base will be necessary. In addition, in order to manage our expanded operations, we will need to continue to expand our management, operational and financial controls and our reporting systems and procedures. We will also need to retain management, key employees and business partners of PacketVideo, GO and CYGNUS. All of these measures will require significant expenditures and will demand the attention of management. Failure to fulfill any of the foregoing requirements could result in our failure to successfully manage our intended growth and development, and successfully integrate PacketVideo, GO and CYGNUS, which would adversely affect our ability to develop and commercialize our products and achieve profitability.

WE OPERATE IN AN EXTREMELY COMPETITIVE ENVIRONMENT WHICH COULD MATERIALLY ADVERSELY AFFECT OUR ABILITY TO WIN MARKET ACCEPTANCE OF OUR PRODUCTS AND ACHIEVE PROFITABILITY.

         We operate in an extremely competitive market and we expect such competition to increase in the future. Set forth below is a brief description of the competitive environment for NextWave Broadband, PacketVideo and GO Networks:

         NextWave Broadband - As providers of mobile broadband products and technologies based on WiMAX and Wi-Fi standards, we will be competing with well established, international companies that are engaged in the development, manufacture and sale of products and technologies that support alternative wireless standards such as GSM, CDMA2000 and UMTS. Companies that support these alternative wireless technologies include well established industry leaders such as Alcatel, Ericsson, Huawei, LGE, Lucent, Motorola, Nokia, Nortel, QUALCOMM, Samsung and Siemens.

         In addition, we will be competing with numerous companies that are currently developing or marketing WiMAX products and technologies including Beceem, Fujitsu, Intel, Motorola, Nortel, RunCom, Samsung, Sequans and WaveSat. Some of these companies have significantly greater financial, technical development, and marketing resources than we do, are already marketing commercial WiMAX semiconductor products, and have established a significant time to market advantage. These companies are also our potential customers and partners and may not be available to us if they develop competing products. In addition, we expect additional competition to emerge in the WiMAX semiconductor and components market including well-established companies such as Samsung and Broadcom.

         PacketVideo - At present, the primary competitors for PacketVideo's multimedia software products are the internal multimedia design teams at the OEM handset manufacturers to whom PacketVideo markets its products and services. Importantly, these OEMs represent some of PacketVideo's largest customers. In addition several companies, including Flextronics/Emuzed, Hantro, Nextreaming, Philips Software, Sasken and Thin Multimedia also currently provide software products and services that directly or indirectly compete with PacketVideo. As the market for embedded multimedia software evolves, we anticipate that additional competitors may emerge including Apple Computer, Real Networks and OpenWave.

         GO Networks - GO Networks competition ranges from small and medium size companies such as Tropos Networks, Strix Systems, and Belair Networks to large-scale systems suppliers such as Cisco, Motorola, and Nortel. Many of GO Networks' competitors have an established time-to-market advantage and have sales, marketing, manufacturing, and distribution capabilities that significantly exceed those of GO Networks.

         Some of our competitors have significantly greater financial, technological development, marketing and other resources than we do, are already marketing commercial products and technologies and have established a significant time to market advantage. Our ability to generate earnings will depend, in part, upon our ability to effectively compete with these competitors.

WE INTEND TO EXPAND OUR BUSINESS THROUGH ADDITIONAL ACQUISITIONS THAT COULD RESULT IN DIVERSION OF RESOURCES AND EXTRA EXPENSES, WHICH COULD DISRUPT OUR BUSINESS AND INCREASE OUR EXPENSES.

         Part of our strategy is to pursue acquisitions of and investments in businesses and technologies to expand our business and enhance our technology development capabilities. In addition to our CYGNUS, GO Networks and PacketVideo acquisitions and our recently announced agreement to acquire IPWireless, we have made investments in a number of companies including Hughes Systique and Inquam Broadband, and anticipate future investments in other companies. The negotiation of potential acquisitions and investments, as well as the integration of acquired businesses or technologies, could divert our management's time and resources. Acquired businesses and technologies may not be successfully integrated with our products and operations. In addition, our investments, particularly minority investments, may not give us access to new technologies or provide us with business relationships with the other company. We may not realize the intended benefit of any acquisition or investment. Our acquisitions could result in substantial cash expenditures, potentially dilutive issuances of equity securities, the incurrence of debt and contingent liabilities, a decrease in our profit margins and amortization of intangibles and potential impairment of goodwill. In addition, our investments could result in substantial cash expenditures, fluctuations in our results of operations resulting from changes in the value of the investments and diversion of management's time and attention. If acquisitions disrupt our operations or if our investments are not successful, our business, financial condition and results of operations may suffer.

IF WIMAX TECHNOLOGY FAILS TO GAIN ACCEPTANCE, WE WILL NOT BE SUCCESSFUL IN SELLING WIMAX PRODUCTS AND TECHNOLOGIES.

         Our business plan is reliant on the deployment and market acceptance of mobile WiMAX networks and WiMAX enabled handsets and devices. WiMAX and the market for WiMAX networks and services have only recently begun to develop and are continuing to evolve. We plan to generate most of our revenue from the sale of WiMAX products and the licensing of mobile WiMAX broadband technologies. There are currently no mobile WiMAX networks in commercial operation and there can be no assurance that commercial mobile WiMAX networks will prove to be commercially viable. Mobile WiMAX will compete with several third generation
(3G) and fourth generation (4G) wireless air interface technologies that are currently being deployed or developed to enable the delivery of mobile broadband services to the market, including CDMA2000 and UMTS. In order for WiMAX to gain significant market acceptance among consumers, network operators and telecommunications service providers will need to deploy WiMAX networks. However, many of the largest wireless telecommunications providers have made significant expenditures in technologies that have the potential to be competitive with WiMAX and may choose to continue to develop these technologies rather than utilize WiMAX. Certification standards for WiMAX are controlled by the WiMAX Forum, an industry group. Accordingly, standard setting for WiMAX is beyond our control. If standards for WiMAX change, the commercial viability of mobile WiMAX may be delayed or impaired and our development efforts may also be delayed or impaired or become more costly. The development of mobile WiMAX networks is also dependent on the availability of spectrum. Access to spectrum suitable for mobile WiMAX is highly competitive. We currently contemplate using multiple frequencies for our mobile WiMAX networks. This multi-spectrum approach is technologically challenging and will require the development of new software, integrated circuits and equipment, which will be time consuming and expensive and may not be successful. In order for our business to continue to grow and to become profitable, mobile WiMAX technology and related services must gain acceptance among consumers, who tend to be less technically knowledgeable and more resistant to new technology or unfamiliar services. If consumers choose not to adopt mobile WiMAX technology, we will not be successful in selling WiMAX products and technologies and our ability to grow our business will be limited.

OUR WIRELESS BROADBAND PRODUCTS AND TECHNOLOGIES ARE IN THE EARLY STAGES OF DEVELOPMENT AND WILL REQUIRE A SUBSTANTIAL INVESTMENT BEFORE THEY MAY BECOME COMMERCIALLY VIABLE.

         Many of our wireless broadband products and technologies are in the early stages of development and will require a substantial investment before they may become commercially viable. We are currently unable to project when our semiconductors and other wireless broadband products based on WiMAX and Wi-Fi technologies will be commercially deployed and generate revenue. While we intend to continue to make substantial investments in development for the foreseeable future, it is possible that our development efforts will not be successful and that many of our wireless broadband products and technologies will not result in meaningful revenues. In addition, unexpected expenses and delays in development could adversely affect our liquidity. Many of our wireless broadband products and technologies have not been tested, even on a pre-commercial basis. Even if our new products and technologies function when tested, they may not produce sufficient performance and economic benefits to justify full commercial development efforts, or to ultimately attract customers. Failure to achieve high volume sales of our semiconductors and other wireless broadband products and technologies will adversely affect our ability to achieve profitability.

OUR FUTURE WIMAX PRODUCTS MAY NOT RECEIVE THE CERTIFICATION WE EXPECT, WHICH MAY AFFECT OUR ABILITY TO SELL OUR WIMAX PRODUCTS AND SERVICES.

         If our mobile WiMAX technologies and products do not receive WiMAX industry certification, we may not be able to successfully market, license or sell our mobile WiMAX products or technologies. Our WiMAX-based products may not receive the necessary certification in the time frame we expect, or at all, and may therefore not achieve the wide acceptance that we are seeking. In addition, we expect industry standards for WiMAX to evolve and if we are not able to adapt our products and technologies to any such changes, our ability to license or sell our products and technologies would be impaired.

THE BUSINESS PLAN OF OUR NETWORK SOLUTIONS GROUP IS DEPENDENT ON ENTERING INTO OR MAINTAINING NETWORK PARTNER RELATIONSHIPS.

         Our Network Solutions Group intends to build and operate WiMAX/Wi-Fi networks for wireless service providers, cable operators, multimedia content distributors, applications service providers and Internet service providers. At present, NSG has not entered into any such arrangements and may not be able to negotiate such arrangements on acceptable terms, or at all. If we are unable to establish and maintain these service arrangements, we may have to modify our plans for the Network Solutions Group.

         The dependence of our Network Solutions Group business plan is subject to a number of risks, including:

          o the inability to control the amount and timing of resources that our potential service providers devote to their network deployment activities;

          o the possibility that potential service provider customers could move forward and deploy networks without the assistance of NSG; and

          o the possibility that service provider customers may experience financial or technical difficulties.

WE MAY REQUIRE SIGNIFICANT CAPITAL TO IMPLEMENT OUR BUSINESS PLAN, BUT WE MAY NOT BE ABLE TO OBTAIN ADDITIONAL FINANCING ON FAVORABLE TERMS OR AT ALL.

         While we estimate that our working capital will be sufficient to fund our research and development activities and our operating losses at least through 2008, we may need to secure significant additional capital in the future to implement changes to, or expansions of, our business plan and to become cash flow positive. We may also require additional cash resources to pursue investments or acquisitions, including investments in or acquisitions of other technologies, businesses or spectrum licenses. Sources of additional capital may include public or private debt and equity financings. We have completed a private placement of senior secured notes that provided us with net cash proceeds of $295.0 million available for the sole purpose of financing spectrum acquisitions and leases as well as a private placement of our Series A Senior Convertible Preferred Stock that provided us with net cash proceeds of $351.0 million. The entire proceeds of our senior secured notes were used for the acquisition of WCS Wireless, Inc. for $160.5 million, the acquisition of two new EBS leases for $22.1 million and for the majority of the funding for the acquisition of 154 AWS licenses for $115.6 million. The proceeds of our Series A Senior Convertible Preferred Stock are available to fund working capital needs and potential strategic transactions. To the extent that other attractive opportunities to acquire complimentary businesses or additional spectrum arise, we may need to raise additional funds to capitalize on such opportunities.

RISKS RELATED TO OUR PACKETVIDEO BUSINESS

         Since our inception in April 2005, substantially all of our revenues have been generated by our PacketVideo subsidiary, which we acquired in July 2005, and we believe that PacketVideo will account for a substantial portion of our revenues until we complete the development and commercialization of our wireless broadband products and technologies. Our PacketVideo business is subject to a number of risks, including:

         PacketVideo may be materially and adversely affected by a ban on EVDO phones by the United States International Trade Commission. During 2006, PacketVideo's revenues from Verizon Wireless accounted for 64% of our revenues. Our embedded software is shipped by Verizon Wireless exclusively on EVDO handsets in connection with its V-Cast offering. Broadcom has alleged that QUALCOMM has infringed certain of its patents, including patents implicated in EVDO handsets, and filed a compliant in the United States International Trade Commission (ITC). Pursuant to the ITC hearing, an administrative law judge issued an initial determination in which he found infringement on some claims of one patent, which includes technology that governs power usage within EVDO handsets. The ITC has adopted the administrative law judge's determination on violation and will issue its decision on remedy on May 8, 2007. The final determination is then subject to Presidential review. Following the determination on violation, Broadcom petitioned the ITC for a ban on the import of all EVDO phones, and the ITC will hold public hearings to investigate the impact on domestic businesses of such a ban. If such a ban were to be adopted, Verizon Wireless may be unable to sell EVDO handsets. Because PacketVideo license fees are generally based on a one time royalty when a new handset is sold, our revenue would be materially and adversely affected if a ban on EVDO handsets were to be enacted.

         Reliance on a limited number of mobile phone and device manufacturers and wireless carriers . During 2006, PacketVideo's revenues from Verizon Wireless accounted for 64% of our revenues. For the period from our inception (April 13, 2005) through December 31, 2005 PacketVideo's revenues from Verizon Wireless, Fujitsu and Nokia accounted for 22%, 14% and 11%, respectively, of our revenues. Aggregated accounts receivable from Verizon Wireless and SEMC accounted for 42% and 11%, respectively, of total gross accounts receivable at December 30, 2006. We expect that our PacketVideo subsidiary will continue to generate a significant portion of its revenues through a limited number of mobile phone and device manufacturers and wireless carriers for the foreseeable future, although these amounts may vary from period-to-period. If any of these customers decides not to embed PacketVideo software into their mobile phones and devices or otherwise reduces the amount of PacketVideo software they embed in their mobile phones or devices generally, our PacketVideo revenues and results of operations could be materially adversely affected.

         Our agreements with mobile phone and device manufacturers are not exclusive and many contain no minimum purchase requirements. Accordingly, mobile phone and device manufacturers may effectively terminate these agreements by no longer embedding PacketVideo's software into their products. In addition, PacketVideo has indemnified these manufacturers from certain claims that PacketVideo's software infringes third-party intellectual property rights. Our carrier agreements are not exclusive and generally have a limited term of one or two years with evergreen, or automatic renewal, provisions upon expiration of the initial term. These agreements set out the terms of our distribution relationships with the carriers but generally do not obligate the carriers to market or distribute any of our applications. In addition, the carriers can terminate these agreements early, and in some instances, at any time, without cause.

         Many factors outside our control could impair PacketVideo's ability to generate revenues from mobile phone and device manufacturers and wireless carriers, including the following: o a preference for embedded software licensed by one of PacketVideo's competitors;

               o    competing applications;

               o a decision to discontinue embedding our PacketVideo software, or mobile broadband embedded software altogether;

               o a carrier's decision not to provide mobile broadband applications or content thereby reducing the need for PacketVideo's applications;

               o a carrier's network encountering technical problems that disrupt the delivery of content for our applications;

               o a manufacturer's decision to increase the cost of mobile phones and devices embedded with PacketVideo's software;

               o a manufacturer's decision to reduce the price it is willing to pay for embedded software such as PacketVideo's; and

               o consolidation among manufacturers or wireless carriers or the emergence of new manufacturers or wireless carriers that do not license PacketVideo software.

         If wireless subscribers do not increase their use of their mobile phones to access multimedia content, our PacketVideo business may suffer . Our PacketVideo business is reliant on the continued and increased use of mobile phones to access multimedia content by consumers. The market for multimedia content delivery through mobile phones is relatively new. If the market does not continue to develop or develops more slowly than anticipated, mobile phone manufacturers may cease to embed PacketVideo's software in their handsets and wireless carriers may limit or stop the delivery of multimedia content and the demand for mobile phones with embedded multimedia software may decline. If this occurs, our PacketVideo business would be harmed and our revenues would decline.

         If we fail to deliver our PacketVideo applications to correspond with the commercial introduction of new mobile phone models, our sales may suffer . PacketVideo's business is tied, in part, to the commercial introduction of new mobile phones with enhanced features. Many new mobile phone models are released in the final quarter of the year to coincide with the holiday shopping season. We cannot control the timing of these mobile phone launches. Our PacketVideo software must be modified for each new mobile phone model. If we are unable to release new versions of our PacketVideo software to coincide with these new mobile phone launches, our sales of our PacketVideo software may suffer. In addition, if new mobile phone launches are delayed or if we miss the key holiday selling season, our sales may suffer.

         PacketVideo may experience difficulties in the introduction of new or enhanced products, which could result in reduced sales, unexpected expenses or delays in the launch of new or enhanced products . The development of new or enhanced embedded multimedia software products is a complex and uncertain process. We may experience design, manufacturing, marketing and other difficulties that could delay or prevent our development, introduction, commercialization or marketing of new products or product enhancements. The difficulties could result in reduced sales, unexpected expenses or delays in the launch of new or enhanced products, which may adversely affect our results or operations.

         WE DO NOT HAVE ANY MANUFACTURING CAPABILITIES AND WILL DEPEND ON THIRD-PARTY MANUFACTURERS AND SUPPLIERS TO MANUFACTURE, ASSEMBLE AND PACKAGE OUR SEMICONDUCTOR PRODUCTS.

         We are currently designing and developing semiconductor products including digital baseband ASICs and multi-band RFICs. If we are successful in our design and development activities and a market for these products develops, these products will need to be manufactured. Due to the expense and complexity associated with the manufacturer of digital baseband ASICs and multi-band RFICs, we intend to depend on third-party manufacturers to manufacture these products. The dependence on third-parties to manufacture, assemble and package these products involves a number of risks, including:

            o   a potential lack of capacity to meet demand;

            o   reduced control over quality and delivery schedules;

            o   risks of inadequate manufacturing yield or excessive costs;

            o   difficulties in selecting and integrating subcontractors;

            o   limited warranties in products supplied to us;

            o   price increases; and

            o   potential misappropriation of our intellectual property.

         We may not be able to establish manufacturing relationships on reasonable terms or at all. The failure to establish these relationships on a timely basis and on attractive terms could delay our ability to launch these products or reduce our revenues and profitability.

DEFECTS OR ERRORS IN OUR PRODUCTS AND SERVICES OR IN PRODUCTS MADE BY OUR SUPPLIERS COULD HARM OUR RELATIONS WITH OUR CUSTOMERS AND EXPOSE US TO LIABILITY. SIMILAR PROBLEMS RELATED TO THE PRODUCTS OF OUR CUSTOMERS OR LICENSEES COULD HARM OUR BUSINESS.

         Our WiMAX products and technologies that we are developing will be inherently complex and may contain defects and errors that are detected only when the products are in use. Further, because our products and technologies that we are developing will be responsible for critical functions in our customers' products and/or networks, such defects or errors could have a serious impact on our customers, which could damage our reputation, harm our customer relationships and expose us to liability. Defects in our products and technologies or those used by our customers or licensees, equipment failures or other difficulties could adversely affect our ability and that of our customers and licensees to ship products on a timely basis as well as customer or licensee demand for our products. Any such shipment delays or declines in demand could reduce our revenues and harm our ability to achieve or sustain desired levels of profitability. We and our customers or licensees may also experience component or software failures or defects which could require significant product recalls, reworks and/or repairs which are not covered by warranty reserves and which could consume a substantial portion of the capacity of our third-party manufacturers or those of our customers or licensees. Resolving any defect or failure related issues could consume financial and/or engineering resources that could affect future product release schedules. Additionally, a defect or failure in our products and technologies that we are developing or the products of our customers or licensees could harm our reputation and/or adversely affect the growth of mobile WiMAX markets.

BECAUSE MOBILE WIMAX IS AN EMERGING TECHNOLOGY THAT IS NOT FULLY DEVELOPED, THERE IS A RISK THAT STILL UNKNOWN PERSONS OR COMPANIES MAY ASSERT PROPRIETARY RIGHTS TO THE VARIOUS TECHNOLOGY COMPONENTS THAT WILL BE NECESSARY TO OPERATE A WIMAX NETWORK.

         As a technology company, we expect to incur expenditures to create and protect our intellectual property and, possibly, to assert infringement by others of our intellectual property. We also expect to incur expenditures to defend against claims by other persons asserting that the technology that will be used and sold by our Company infringes upon the right of such other persons. Because mobile WiMAX is an emerging technology that is not fully developed, there may be a greater risk that persons or entities unknown to us will assert proprietary rights to technology components that are necessary to operate WiMAX networks or products. More than 20 companies have submitted letters of assurance related to IEEE 802.16 and amendments stating that they may hold or control patents or patent applications, the use of which would be unavoidable to create a compliant implementation of either mandatory or optional portions of the standard. In such letters, the patent holder typically asserts that it is prepared to grant a license to its essential IP to an unrestricted number of applicants on a worldwide, non-discriminatory basis and on reasonable terms and conditions. If any companies asserting that they hold or control patents or patent applications necessary to implement mobile WiMAX do not submit letters of assurance, or state in such letters that they do not expect to grant licenses, this could have an adverse effect on the implementation of mobile WiMAX networks and the sale of our mobile WiMAX products and technologies. In addition, we can not be certain of the validity of the patents or patent applications asserted in the letters of assurance submitted to date, or the terms of any licenses which may be demanded by the holders of such patents or patent applications. If we were required to pay substantial license fees to implement our mobile WiMAX products and technologies, this could adversely affect the profitability of these products and technologies.

         As the number of competitors in our market increases and the functionality of our products is enhanced, we may become subject to claims of infringement or misappropriation of the intellectual property rights of others. Any claims, with or without merit, could be time consuming to address, result in costly litigation, divert the efforts of our technical and management personnel or cause product release or shipment delays, any of which could have a material adverse effect upon our ability to commercially launch our products and technologies and on our ability to achieve profitability. If any of our products were found to infringe on another company's intellectual property rights or if we were found to have misappropriated technology, we could be required to redesign our products or license such rights and/or pay damages or other compensation to such other company. If we were unable to redesign our products or license such intellectual property rights used in our products, we could be prohibited from making and selling such products. In any potential dispute involving other companies' patents or other intellectual property, our customers could also become the targets of litigation. Any such litigation could severely disrupt the business of our customers, which in turn could hurt our relations with our customers and cause our revenues to decrease.

         We anticipate that we will develop a patent portfolio related to our WiMAX products and technologies. However, there is no assurance that we will be able to obtain patents covering WiMAX products. Litigation may be required to enforce or protect our intellectual property rights. As a result of any such litigation, we could lose our proprietary rights or incur substantial unexpected operating costs. Any action we take to license, protect or enforce our intellectual property rights could be costly and could absorb significant management time and attention, which, in turn, could negatively impact our operating results. In addition, failure to protect our trademark rights could impair our brand identity.

         Other companies or entities also may commence actions or respond to an infringement action that we initiate by seeking to establish the invalidity or unenforceability of one or more of our patents or to dispute the patentability of one or more of our pending patent applications. In the event that one or more of our patents or applications are challenged, a court may invalidate the patent or determine that the patent is not enforceable or deny issuance of the application, which could harm our competitive position. If any of our key patent claims are invalidated or deemed unenforceable, or if the scope of the claims in any of these patents is limited by court decision, we could be prevented from licensing such patent claims. Even if such a patent challenge is not successful, it could be expensive and time consuming to address, divert management attention from our business and harm our reputation.

WE ARE DEPENDENT ON A SMALL NUMBER OF INDIVIDUALS, AND IF WE LOSE KEY PERSONNEL UPON WHOM WE ARE DEPENDENT, OUR BUSINESS WILL BE ADVERSELY AFFECTED.

         Our future success depends largely upon the continued service of our board members, executive officers and other key management and technical personnel, particularly Allen Salmasi, our Chairman and Chief Executive Officer.

Mr. Salmasi has been a prominent executive and investor in the technology industry for over 20 years, and the Company has benefited from his industry relationships in attracting key personnel and in implementing acquisitions and strategic plans. In addition, in order to develop and achieve commercial deployment of our mobile broadband products and technologies in competition with well-established companies such as Intel, QUALCOMM and others, we must rely on highly specialized engineering and other talent. Our key employees represent a significant asset, and the competition for these employees is intense in the wireless communications industry. We continue to anticipate significant increases in human resources, particularly in engineering resources, through 2008. If we are unable to attract and retain the qualified employees that we need, our business may be harmed.


         As a start-up company, we may have particular difficulty attracting and retaining key personnel in periods of poor operating performance given the significant use of incentive compensation by well-established competitors. We do not have employment agreements with our key management personnel and do not maintain key person life insurance on any of our personnel. We also have no covenants against competition or nonsolicitation agreements with certain of our key employees. The loss of one or more of our key employees or our inability to attract, retain and motivate qualified personnel could negatively impact our ability to design, develop and commercialize our products and technology.

WE MAY BE LIABLE FOR CERTAIN INDEMNIFICATION PAYMENTS PURSUANT TO THE PLAN OF REORGANIZATION.
         In connection with the sale of NTI and its subsidiaries other than Old NextWave Wireless to Verizon Wireless, we agreed to indemnify NTI and its subsidiaries against all pre-closing liabilities of NTI and its subsidiaries and against any violation of the Bankruptcy Court injunction against persons having claims against NTI and its subsidiaries, with no limit on the amount of such indemnity. We are not currently aware of any such liabilities that remain following the plan of reorganization and Verizon Wireless has not made any indemnity claims. To the extent that we are required to fund amounts under the indemnification, our results of operations and our liquidity and capital resources could be materially adversely affected. In addition, we may not have sufficient cash reserves to pay the amounts required under the indemnification if any amounts were to become due.

                     RISKS RELATING TO GOVERNMENT REGULATION


GOVERNMENT REGULATION COULD ADVERSELY IMPACT OUR DEVELOPMENT OF WIRELESS BROADBAND PRODUCTS AND SERVICES, OUR OFFERING OF PRODUCTS AND SERVICES TO CONSUMERS, AND OUR BUSINESS PROSPECTS.

         The regulatory environment in which we operate is subject to significant change, the results and timing of which are uncertain. The FCC has jurisdiction over the grant, renewal, lease, assignment and sale of our wireless licenses, the use of wireless spectrum to provide communications services, and the resolution of interference between users of various spectrum bands. Other aspects of our business, including construction and operation of our wireless systems, and the offering of communications services, are regulated by the FCC and other federal, state and local governmental authorities. States may exercise authority over such things as billing practices and consumer-related issues.

         Various governmental authorities could adopt regulations or take other actions that would adversely affect the value of our assets, increase our costs of doing business, and impact our business prospects. Changes in the regulation of our activities, including changes in how wireless, mobile, IP-enabled services are regulated, changes in the allocation of available spectrum by the United States and/or exclusion or limitation of our technology or products by a government or standards body, could have a material adverse effect on our business, operating results, liquidity and financial position.

CHANGES IN LEGISLATION OR REGULATIONS MAY AFFECT OUR ABILITY TO CONDUCT OUR BUSINESS OR REDUCE OUR PROFITABILITY.

         Future legislative, judicial or other regulatory actions could have a negative effect on our business. Some legislation and regulations applicable to the wireless broadband business, including how IP-enabled services are regulated, are the subject of ongoing judicial proceedings, legislative hearings and administrative proceedings that could change the manner in which our industry is regulated and the manner in which we operate. We cannot predict the outcome of any of these proceedings or their potential impact on our business.

         If, as a result of regulatory changes, we become subject to the rules and regulations applicable to telecommunications providers, commercial mobile service providers or common carriers at the federal level or in individual states, we may incur significant administrative, litigation and compliance costs, or we may have to restructure our service offerings, exit certain markets or raise the price of our services, any of which could cause our services to be less attractive to customers. In addition, future regulatory developments could increase our cost of doing business and limit our growth.

WE MAY NOT HAVE COMPLETE CONTROL OVER OUR TRANSITION OF EBS AND BRS SPECTRUM, WHICH COULD IMPACT COMPLIANCE WITH FCC RULES.

         The FCC's rules require transition of EBS and BRS spectrum to the new band plan on a Basic Trading Area ("BTA") basis. See "Government Regulation-BRS-EBS License Conditions." We do not hold all of the EBS and BRS spectrum in the BTAs in which we hold spectrum. Consequently, we will need to coordinate with other EBS and BRS licensees in order to transition spectrum we hold or lease. Disagreements with other EBS or BRS licensees about how the spectrum should be transitioned may delay our efforts to transition spectrum, could result in increased costs to transition the spectrum, and could impact our efforts to comply with applicable FCC rules. On April 27, 2006, the FCC implemented new, amended rules related to transition of the spectrum, and it adopted rules that will permit us to self-transition to the reconfigured band plan if other spectrum holders in our BTAs do not timely transition their spectrum.

OUR USE OF EBS SPECTRUM IS SUBJECT TO PRIVATELY NEGOTIATED LEASE AGREEMENTS. CHANGES IN FCC RULES GOVERNING SUCH LEASE AGREEMENTS, CONTRACTUAL DISPUTES WITH EBS LICENSEES, OR FAILURES BY EBS LICENSEES TO COMPLY WITH FCC RULES COULD IMPACT OUR USE OF THE SPECTRUM.

         All commercial enterprises are restricted from holding licenses for EBS spectrum. Eligibility for EBS spectrum is limited to accredited educational institutions, governmental organizations engaged in the formal education of enrolled students (e.g., school districts), and nonprofit organizations whose purposes are educational. Access to EBS spectrum can only be gained by commercial enterprises through privately-negotiated EBS lease agreements. FCC regulation of EBS leases, private interpretation of EBS lease terms, private contractual disputes, and failure of an EBS licensee to comply with FCC regulations all could impact our use of EBS spectrum and the value of our leased EBS spectrum. On April 27, 2006, the FCC released new rules governing EBS lease terms. EBS licensees are now permitted to enter into lease agreements with a maximum term of 30 years; lease agreements with terms longer than 15 years must contain a "right of review" by the EBS licensee every five years beginning in year 15. The right of review must afford the EBS licensee with an opportunity to review its educational use requirements in light of changes in educational needs, technology, and other relevant factors and to obtain access to such additional services, capacity, support, and/or equipment as the parties shall agree upon in the spectrum leasing arrangement to advance the EBS licensee's educational mission. A spectrum leasing arrangement may include any mutually agreeable terms designed to accommodate changes in the EBS licensee's educational use requirements and the commercial lessee's wireless broadband operations. In addition, the terms of EBS lease agreements are subject to contract interpretation and disputes could arise with EBS licensees. There can be no assurance that EBS leases will continue for the full lease term, or be renewed, or be extended beyond the current term, on terms that are satisfactory to us. Similarly, since we are not eligible to hold EBS licenses, we must rely on EBS licensees with whom we contract to comply with FCC rules. The failure of an EBS licensee from whom we lease spectrum to comply with the terms of their FCC authorization or FCC rules could result in termination, forfeiture or non-renewal of their authorization, which would negatively impact the amount of spectrum available for our use.

IF WE DO NOT COMPLY WITH FCC BUILD-OUT REQUIREMENTS RELATING TO OUR SPECTRUM LICENSES, SUCH LICENSES COULD BE SUBJECT TO FORFEITURE.

         Certain build-out or "substantial service" requirements apply to our licensed wireless spectrum, which generally must be satisfied as a condition of license renewal. In particular, the renewal deadline and the substantial service build-out deadline for our WCS spectrum is July 21, 2010; for our BRS and EBS spectrum, the substantial service build-out deadline is May 1, 2011; and for our AWS spectrum, the substantial service build-out deadline is December 18, 2021. Failure to make the substantial service demonstration, without seeking and obtaining an extension from the FCC, would result in license forfeiture.

WE HAVE NO GUARANTEE THAT THE LICENSES WE HOLD OR LEASE WILL BE RENEWED.

         The FCC generally grants wireless licenses for terms of ten or fifteen years, which are subject to renewal and revocation. FCC rules require all wireless licensees to comply with applicable FCC rules and policies and the Communications Act of 1934 in order to retain their licenses. For example, licensees must meet certain construction requirements, including making substantial service demonstrations, in order to retain and renew FCC licenses. Failure to comply with FCC requirements with respect to any license could result in revocation or non-renewal of a license. There is no guarantee that licenses we hold or lease will remain in full force and effect or be renewed.

NEW FCC CONCEPTS IMPACTING SPECTRUM USE COULD AFFECT OUR USE OF WIRELESS
SPECTRUM.

         The FCC has initiated a number of proceedings to evaluate its rules and policies regarding spectrum licensing and usage. For example, it is considering new concepts that might permit unlicensed users to "share" our licensed spectrum to the extent the FCC believes harmful interference will not occur. These new uses could adversely impact our utilization of our licensed spectrum and our operational costs.

INTERFERENCE COULD NEGATIVELY IMPACT OUR USE OF WIRELESS SPECTRUM WE HOLD, LEASE OR USE.

         Under applicable FCC rules, users of wireless spectrum must comply with technical rules that are intended to eliminate or diminish harmful radiofrequency interference between wireless users. Licensed spectrum is generally entitled to interference protection, subject to technical rules applicable to the radio service, while unlicensed spectrum has no interference protection rights and must accept interference caused by other users.

WIRELESS DEVICES UTILIZING WCS, BRS AND EBS SPECTRUM MAY BE SUSCEPTIBLE TO INTERFERENCE FROM SATELLITE DIGITAL AUDIO RADIO SERVICES ("SDARS").

         Since 1997, the FCC has considered a proposal to permanently authorize terrestrial repeaters for SDARS operations adjacent to the C and D blocks of the WCS band. The FCC has permitted a large number of these SDARS terrestrial repeaters to operate on a special temporary authorization since 2001. Permanently authorizing SDARS repeaters adjacent to the WCS band could cause interference to WCS, BRS and EBS receivers. The extent of the interference from SDARS repeaters is unclear and is subject to the FCC's final resolution of pending proceedings. Because WCS C and D block licenses are adjacent to the SDARS spectrum, the potential for interference to this spectrum is of greatest concern. There is a lesser magnitude concern regarding interference from SDARS to WCS A and B block licenses, and EBS and BRS licenses. Central to the FCC's evaluation of this proposal has been the technical specification for the operation of such repeaters. SDARS licensees are seeking rule changes that would both unfavorably alter WCS technical operating requirements and permit all existing SDARS repeaters to continue to operate at their current operating parameters. Final technical rules will determine the potential interference conditions and requirements for mitigation. If SDARS repeaters result in interference to our WCS, BRS or WBS spectrum, our ability to realize value from this spectrum may be impaired.

INCREASING REGULATION OF THE TOWER INDUSTRY MAY MAKE IT DIFFICULT TO DEPLOY NEW TOWERS AND ANTENNA FACILITIES.

         The FCC, together with the FAA, regulates tower marking and lighting. In addition, tower construction and deployment of antenna facilities is impacted by federal, state and local statutes addressing zoning, environmental protection and historic preservation. The FCC adopted significant changes to its rules governing historic preservation review of new tower projects, which makes it more difficult and expensive to deploy towers and antenna facilities. The FCC also is considering changes to its rules regarding when routine environmental evaluations will be required to determine compliance of antenna facilities with its RF radiation exposure limits. If adopted, these regulations could make it more difficult to deploy facilities. In addition, the FAA has proposed modifications to its rules that would impose certain notification requirements upon entities seeking to (i) construct or modify any tower or transmitting structure located within certain proximity parameters of any airport or heliport, and/or (ii) construct or modify transmission facilities using the 2500-2700 MHz radio frequency band, which encompasses virtually all of the BRS/EBS frequency band. If adopted, these requirements could impose new administrative burdens upon use of BRS/EBS spectrum.

               RISKS RELATING TO AN INVESTMENT IN OUR COMMON STOCK


OUR DERIVATIVE SECURITIES HAVE THE POTENTIAL TO DILUTE SHAREHOLDER VALUE AND CAUSE OUR STOCK PRICE TO DECLINE

         On March 28, 2007, 84.5 million shares of our common stock were outstanding. Up to 46.2 million additional shares of our common stock may be issued upon the exercise or conversion of warrants, options, and shares of our Series A Senior Convertible Preferred Stock that have been issued or granted. On March 28, 2007, we had options outstanding to purchase 14,266,486 shares of our common stock at a weighted average exercise price of $6.17 per share and warrants outstanding to purchase 500,000 shares of our common stock at an exercise price of $6.00 per share. We also had warrants outstanding at March 28, 2007, to purchase 1,935,990 shares of our common stock for $0.01 per share pursuant to the Warrant Agreement, dated July 17, 2006, among the Company and the initial purchasers of our senior notes. In addition, in March 2007, we issued 355,000 shares of Series A Senior Convertible Preferred Stock at a price of $1,000 per share of convertible preferred stock in a private offering to investment funds and other institutional investors, as well as shareholders of the Company, including NextWave Wireless Chairman and CEO, Allen Salmasi, and from Douglas Manchester, a member of the NextWave Wireless Board of Directors and Avenue Capital Group, of which Robert T. Symington, a member of the NextWave Board, is a portfolio manager. The Series A Senior Convertible Preferred Stock is convertible into shares of our common stock upon election of the holders at any time and at our election under certain circumstances. If all shares of Series A Senior Convertible Preferred Stock were converted, we would be obligated to issue 32.1 million shares of our common stock.

         The exercise of these derivative instruments or the conversion of the convertible preferred stock into common stock may result in significant dilution to our current stockholders. In addition, sales of large amounts of common stock in the public market upon exercise or conversion could materially adversely affect the share price.

         In addition, we may need to raise additional funds to fund our operations, to pay for an acquisition or to enter into a strategic alliance, and we might use equity securities, debt, cash, or a combination of the foregoing. If we use equity securities, our stockholders may experience dilution. A significant amount of our common stock coming on the market at any given time could result in a decline in the price of our common stock or increased volatility.

OUR OPERATING RESULTS ARE SUBJECT TO SUBSTANTIAL QUARTERLY AND ANNUAL FLUCTUATIONS AND TO MARKET DOWNTURNS.

         We believe that our future operating results over both the short- and long-term will be subject to annual and quarterly fluctuations due to several factors, some of which are outside management's control. These factors include:

           o     significant research and development costs;

           o     research and development issues and delays;

           o     the financial results of our PacketVideo subsidiary;

           o     spectrum acquisition costs;

           o     manufacturing issues and delays;

           o     fluctuating market demand for WiMAX services;

           o     impact of competitive products, services and technologies;

           o     changes in the regulatory environment;

           o     the cost and availability of network infrastructure; and

           o     general economic conditions.

These factors affecting our future operating results are difficult to forecast and could harm our quarterly or annual operating results and the prevailing market price of our securities. If our operating results fail to meet the financial guidance we provide to investors or the expectations of investment analysts or investors in any period, securities class action litigation could be brought against us and/or the market price of our securities could decline.

IF THE OWNERSHIP OF OUR COMMON STOCK CONTINUES TO BE HIGHLY CONCENTRATED, IT MAY PREVENT YOU AND OTHER STOCKHOLDERS FROM INFLUENCING SIGNIFICANT CORPORATE DECISIONS AND MAY RESULT IN CONFLICTS OF INTEREST THAT COULD CAUSE THE PRICE OF OUR COMMON STOCK TO DECLINE.

         Allen Salmasi, our executive officers and other members of our Board of Directors beneficially own or control approximately 54.6% of our common stock as of March 28, 2007. Accordingly, Mr. Salmasi and the other members of the Board of Directors will be able to significantly influence matters that require stockholder approval, including the election of directors, any merger, consolidation or sale of all or substantially all of our assets or other significant corporate transactions. Our controlling stockholders may have interests that differ from your interests and may vote in a way with which you may disagree and which may be adverse to your interests. Corporate action may be taken even if other stockholders oppose them. These stockholders may also delay or prevent a change of control of us, even if that change of control would benefit our other stockholders, which could deprive our stockholders of the opportunity to receive a premium for their shares. The significant concentration of ownership of our common stock may adversely affect the trading price of our common stock due to investors' perception that conflicts of interest may exist or arise.

IF SECURITIES OR INDUSTRY ANALYSTS DO NOT PUBLISH RESEARCH OR REPORTS ABOUT OUR BUSINESS, IF THEY CHANGE THEIR RECOMMENDATIONS REGARDING OUR SHARES ADVERSELY OR IF OUR OPERATING RESULTS TO NOT MEET THEIR EXPECTATIONS, THE PRICE OF OUR COMMON STOCK COULD DECLINE.

         The trading market for our common stock will be influenced by the research and reports that industry and securities analysts publish about us or our business. If these analysts fail to publish reports about us or if one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause the price of our common stock to decline. Moreover, if one or more analysts who cover us downgrade our common stock or if our operating results do not meet their expectations, the price of our common stock could decline.

THE MARKET PRICE FOR OUR COMMON STOCK MAY BE VOLATILE, WHICH COULD CAUSE THE VALUE OF YOUR INVESTMENT TO DECLINE.

         The stock market in general, and the stock prices of technology and wireless communications companies in particular, have experienced volatility that often has been unrelated to the operating performance of any specific public company. Factors that may have a significant impact on the market price of our common stock include:

          o announcements concerning us or our competitors, including the selection of mobile WiMAX wireless communications technology by telecommunications providers and the timing of the roll-out of those systems;

          o receipt of substantial orders or order cancellations for integrated circuits and system software products for mobile WiMAX networks by us or our competitors;

          o    quality deficiencies in technologies, products or services;

          o announcements regarding financial developments or technological innovations;

          o our ability to remediate the material weakness in internal controls over financial reporting identified in connection with our restatement of revenues of our PacketVideo subsidiary;

          o international developments, such as technology mandates, political developments or changes in economic policies;

          o    lack of capital to invest in WiMAX networks;

          o    new commercial products;

          o    changes in recommendations of securities analysts;

          o government regulations, including FCC regulations governing spectrum licenses;

          o    earnings announcements;

          o    proprietary rights or product or patent litigation;

          o    strategic transactions, such as acquisitions and divestitures; or

          o rumors or allegations regarding our financial disclosures or practices.

         Our share price may be subject to volatility, particularly on a quarterly basis. Shortfalls in our revenues or earnings in any given period relative to the levels expected by securities analysts could immediately, significantly and adversely affect the trading price of our common stock.

         From time to time, we may repurchase our common stock at prices that may later be higher than the market value of the share on the repurchase date. This could result in a loss of value for stockholders if new shares are issued at lower prices.

         In the past, securities class action litigation has often been brought against a company following periods of volatility in the market price of its securities. Due to changes in the volatility of the price of our common stock, we may be the target of securities litigation in the future. Securities litigation could result in substantial costs and divert management's attention and resources.

PROVISIONS OF OUR CHARTER DOCUMENTS COULD DELAY OR PREVENT AN ACQUISITION OF OUR COMPANY, EVEN IF THE ACQUISITION WOULD BE BENEFICIAL TO HOLDERS OF OUR COMMON STOCK, AND COULD MAKE IT MORE DIFFICULT FOR YOU TO CHANGE MANAGEMENT.

         Our Certificate of Incorporation and Bylaws contain provisions that could depress the trading price of our common stock by acting to discourage, delay or prevent a change of control of our company or changes in management that holders of our common stock might deem advantageous. Specific provisions in our Certificate of Incorporation and Bylaws include:

          o our directors serve staggered, three-year terms and accordingly, pursuant to Delaware law, can only be removed with cause;

          o no action can be taken by stockholders except at an annual or special meeting of the stockholders called in accordance with our bylaws, and stockholders may not act by written consent;

          o our board of directors will be expressly authorized to make, alter or repeal our bylaws, and our stockholders will be able to make, alter or repeal our bylaws by a vote of 66-2/3% of the issued and outstanding voting shares;

          o any vacancies on the board of directors would be filled by a majority vote of the board;

          o our board of directors will be authorized to issue preferred stock without stockholder approval; and

          o we will indemnify officers and directors against losses that they may incur in investigations and legal proceedings resulting from their services to us, which may include services in connection with takeover defense measures.


         As a result of the provisions of our Certificate of Incorporation and Bylaws, the price investors may be willing to pay in the future for our common stock may be limited.

                SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

         This registration statement and other reports, documents and materials we will file with the Securities and Exchange Commission (the "SEC") contain, or will contain, disclosures that are forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical facts are forward-looking statements. These statements, which represent our expectations or beliefs concerning various future events, may contain words such as "may," "will," "expects," "anticipates," "intends," "plans," "believes," "estimates," or other words of similar meaning in connection with any discussion of the timing and value of future results or future performance. These forward-looking statements are based on the current plans and expectations of our management and are subject to certain risks, uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from historical results or those anticipated. These risks include, but are not limited to:

          o    our limited relevant operating history;

          o our ability to remediate the material weakness in internal controls over financial reporting identified in connection with our restatement of revenues of our PacketVideo subsidiary;

          o our ability to manage growth or integrate recent or future acquisitions;

          o competition from alternative wireless technologies and other technology companies;

          o our ability to develop and commercialize mobile broadband products and technologies;

          o the ability of vendors to manufacture commercial WiMAX equipment and devices;

          o    consumer acceptance of WiMAX technology;

          o PacketVideo's ability to grow its resources to support larger numbers of device manufacturers and wireless carriers;

          o    changes in government regulations;

          o    changes in capital requirements;

          o    any loss of our key executive officers; and

          o    the other risks described under "Risk Factors."

         There may also be other factors that cause our actual results to differ materially from the forward looking statements.

         Because of these factors, we caution you that you should not place any undue reliance on any of our forward-looking statements. These forward-looking statements speak only as of the date of this registration statement and you should understand that those statements are not guarantees of future performance or results. New risks and uncertainties arise from time to time, and it is impossible for us to predict those events or how they may affect us. Except as required by law, we have no duty to, and do not intend to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                                 USE OF PROCEEDS

         We will not receive any of the proceeds from the sale of shares covered by this reoffer prospectus. The selling stockholders will pay any underwriting discounts, commissions and expenses for brokerage, or any other expenses they incur in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this reoffer prospectus.

                              SELLING STOCKHOLDERS

         This prospectus relates to shares of our Common Stock that are being registered for reoffers and resales by selling stockholders who have acquired or may acquire shares pursuant to each of the Plans. Offers and sales by selling stockholders of any such shares who are our "affiliates" (as such term is defined in Rule 405 under the Securities Act) are also covered by this prospectus.

         The selling stockholders are our current and future officers, directors, employees and consultants who have acquired or may acquire in the future shares of our Common Stock under the Plans. The selling stockholders may from time to time resell all, a portion, or none of the shares of our Common Stock covered by this prospectus. The following table sets forth information as of April 27, 2007 with respect to beneficial ownership of our Common Stock by each selling stockholder whose identity is known as of the date of this prospectus. There is no assurance that any of the selling stockholders will sell any or all of the shares offered by them under this registration statement. The address for each executive officer, director and employee listed below is c/o NextWave Wireless Inc., 12670 High Bluff Drive, San Diego, CA, 92130.

------------------------------ --------------- ---------------- --------------------- --------------------
                                                                                         PERCENTAGE OF
                                 NUMBER OF                      NUMBER OF SHARES TO          COMMON
                                   SHARES         NUMBER OF       BE BENEFICIALLY      STOCK BENEFICIALLY
                                BENEFICIALLY    SHARES TO BE      OWNED AFTER THE       OWNED AFTER THE
                                   OWNED          SOLD(16)         OFFERING(17)          OFFERING (8)
------------------------------ --------------- ---------------- --------------------- --------------------
   EXECUTIVE OFFICERS AND
         DIRECTORS:
------------------------------ --------------- ---------------- --------------------- --------------------
Allen Salmasi (1)
  Chairman of the Board of
  Directors, Chief
  Executive Officer and
  President                     28,488,854         528,082         27,960,772              31.23%
------------------------------ --------------- ---------------- --------------------- --------------------
Frank A. Cassou (2)
  Executive Vice President
  - Corporate Development
  and Chief Legal Counsel,
  Secretary                      3,785,328         387,783          3,397,545               4.00%
------------------------------ --------------- ---------------- --------------------- --------------------
George C. Alex (3)
  Executive Vice President
  - Chief Financial Officer        780,932         297,772            483,160                  *
------------------------------ --------------- ---------------- --------------------- --------------------
Roy D. Berger (4)
  Executive Vice President
  - Chief Marketing Officer        853,994         255,765            598,219                  *
------------------------------ --------------- ---------------- --------------------- --------------------
Kevin M. Finn (5)
  Executive Vice President
  - Chief Compliance Officer     1,400,046         255,775          1,144,271               1.35%
------------------------------ --------------- ---------------- --------------------- --------------------
Mark Kelley (6)
  Executive Vice President
  - Chief Division Officer         233,774         174,442             59,332                  *
------------------------------ --------------- ---------------- --------------------- --------------------
Richard Kornfeld (7)
  Executive Vice President
  - Chief Strategy Officer         268,127         250,000             18,127                  *
------------------------------ --------------- ---------------- --------------------- --------------------
Jim Madsen (8)
  Executive Vice President
  - Chief Business
  Development Officer              870,592         255,775            614,817                  *
------------------------------ --------------- ---------------- --------------------- --------------------
David B. Needham (9)
  President, Network
  Solutions Group                  714,073         255,775            458,298                  *
------------------------------ --------------- ---------------- --------------------- --------------------
R. Andrew Salony (10)
  Executive Vice President
  - Chief Administrative
  Officer                          850,268         255,775            594,493                  *
------------------------------ --------------- ---------------- --------------------- --------------------

------------------------------ --------------- ---------------- --------------------- --------------------
                                                                                         PERCENTAGE OF
                                 NUMBER OF                      NUMBER OF SHARES TO          COMMON
                                   SHARES         NUMBER OF       BE BENEFICIALLY      STOCK BENEFICIALLY
                                BENEFICIALLY    SHARES TO BE      OWNED AFTER THE       OWNED AFTER THE
                                   OWNED          SOLD(16)         OFFERING(17)          OFFERING (8)
------------------------------ --------------- ---------------- --------------------- --------------------
   EXECUTIVE OFFICERS AND
         DIRECTORS:
------------------------------ --------------- ---------------- --------------------- --------------------
Kenneth Stanwood (11)
  President and Chief
  Executive Officer -
  CYGNUS Communications            212,319         166,544             45,775                  *
------------------------------ --------------- ---------------- --------------------- --------------------
Douglas F.  Manchester (12)
  Director                      14,226,917         131,576         14,095,341              15.81%
------------------------------ --------------- ---------------- --------------------- --------------------
Jack Rosen (13)
  Director                         260,332          85,166            175,166                  *
------------------------------ --------------- ---------------- --------------------- --------------------
Robert T. Symington (14)
  Director                         122,682         102,000             20,682                  *
------------------------------ --------------- ---------------- --------------------- --------------------
William H. Webster (15)
  Director                         227,166         118,833            108,333                  *
------------------------------ --------------- ---------------- --------------------- --------------------

* Represents beneficial ownership of less than 1%.

(1) Allen Salmasi is Chief Executive Officer of Navation, Inc. Mr. Salmasi may be deemed to beneficially own the shares of common stock held or record by Navation, Inc. Represents shares held by Allen Salmasi directly and indirectly through Navation, Inc. Includes 190,972 shares underlying options that are exercisable to purchase restricted stock, which are subject to forfeiture prior to their vesting. Includes 4,524,887 shares underlying Series A Preferred Stock that are convertible within a period of 60 days from the record date.

(2) Includes 152,778 shares underlying options that are exercisable to purchase restricted stock, which are subject to forfeiture prior to their vesting.

(3) Represents shares held by George C. Alex directly and indirectly through each of George C. Alex Grantor Retained Annuity Trust and The Alex Family Foundation. Includes 114,583 shares underlying options that are exercisable to purchase restricted stock, which are subject to forfeiture prior to their vesting.

(4) Includes 114,583 shares underlying options that are exercisable to purchase restricted stock, which are subject to forfeiture prior to their vesting.

(5) Represents shares held by Kevin M. Finn directly and indirectly through KFMF Co. Includes 114,583 shares underlying options that are exercisable to purchase restricted stock, which are subject to forfeiture prior to their vesting. Includes 180,995 shares underlying Series A Preferred Stock that are convertible within a period of 60 days from the record date.

(6) Represents shares held by Mark Kelley directly and indirectly through Kelley 2006 Children's Trust. Includes 53,768 shares underlying options that are exercisable to purchase restricted stock, which are subject to forfeiture prior to their vesting.

(7) Includes 114,583 shares underlying options that are exercisable to purchase restricted stock, which are subject to forfeiture prior to their vesting.

(8) Represents shares held by Jim Madsen directly and indirectly through Jarrah Inc. Includes 114,583 shares underlying options that are exercisable to purchase restricted stock, which are subject to forfeiture prior to their vesting.

(9) Includes 114,583 shares underlying options that are exercisable to purchase restricted stock, which are subject to forfeiture prior to their vesting.

(10) Represents shares held by R. Andrew Salony directly and indirectly through Salony Living Trust. Includes 114,583 shares underlying options that are exercisable to purchase restricted stock, which are subject to forfeiture prior to their vesting.

(11) Represents shares held by Kenneth Stanwood directly and indirectly through The K&G Stanwood Family Trust. Includes 84,130 shares underlying options that are exercisable to purchase restricted stock, which are subject to forfeiture prior to their vesting.

(12) Represents shares held by Douglas F. Manchester directly and indirectly through each of Manchester Financial Group, LP and Manchester Grand Resorts, LP. Includes 57,871 shares underlying options that are exercisable to purchase restricted stock, which are subject to forfeiture prior to their vesting. Includes 4,524,887 shares underlying Series A Preferred Stock that are convertible within a period of 60 days from the record date.

(13) Includes 39,722 shares underlying options that are exercisable to purchase restricted stock, which are subject to forfeiture prior to their vesting.

(14) Includes 50,278 shares underlying options that are exercisable to purchase restricted stock, which are subject to forfeiture prior to their vesting.

(15) Includes 53,889 shares underlying options that are exercisable to purchase restricted stock, which are subject to forfeiture prior to their vesting.

(16) In addition to shares owned as of the date of this prospectus that are covered by this prospectus set forth in the second column opposite the names of selling stockholders in the table above, up to an additional 32,568,516 shares of our Common Stock that we may issue in the future to participants in the Plans who are our "affiliates" (as such term is defined in Rule 405 under the Securities Act) are covered by this prospectus. The number of additional shares to be issued under the Plans in the future, the identity of the recipients of such additional shares and the determination of whether any such recipient is an affiliate of ours are subject a number of factors that are not yet determinable.

(17) Assumes all shares of Common Stock offered hereby are sold.

                              PLAN OF DISTRIBUTION

         The shares of common stock covered by this prospectus are being registered by us for the account of the selling stockholders.

         The shares of common stock offered by this prospectus may be sold from time to time directly by or on behalf of the selling stockholders in one or more transactions on the NASDAQ Global Market, in one or more transactions, in the public market off the NASDAQ Global Market or any stock exchange on which the common stock may be listed at the time of sale or in the over-the-counter market or otherwise, in privately negotiated transactions, or through a combination of these methods. The selling stockholders may sell shares through one or more agents, brokers or dealers or directly to purchasers. These brokers or dealers may receive compensation in the form of commissions, discounts or concessions from the selling stockholders and/or purchasers of the shares, or both. Compensation as to a particular broker or dealer may be in excess of customary commissions. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale or non-sale related transfer. If a selling stockholder is an employee, officer or director of the Company, he or she will be subject to the Company's policies concerning trading and other transactions in the Company's securities.

         The number of shares to be offered or resold under this prospectus by each selling stockholder or other person with whom he or she is acting in concert for the purpose of selling our shares, may not exceed, during any three month period, the amount specified in Rule 144(e) under the Securities Act. This limitation will no longer apply after we meet the registrant requirements for the use of Form S-3 under the Securities Act.

         The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in one or more transactions, which may involve crosses or block transactions, including:

          o    on the NASDAQ Global Market;

          o    on the Over-the-Counter Bulletin Board;

          o    in the over-the-counter market;

          o in transactions otherwise than on the Over-the-Counter Bulletin Board, on the NASDAQ Global Market or in the over-the-counter market;

          o through the writing of options (including the issuance by the selling stockholders of derivative securities), whether the options or these other derivative securities are listed on an options or other exchange or otherwise;

          o    through the settlement of short sales; or

          o    any combination of the foregoing.


         In connection with the sale of shares, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares in the course of hedging the positions they assume. The selling stockholders may also sell the shares short and deliver these shares to close out short positions, or loan or pledge the shares to broker-dealers or other financial institutions that in turn may sell these shares. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to the broker-dealer or other financial institution of the shares, which the broker-dealer or other financial institution may resell pursuant to this prospectus, or enter into transactions in which a broker-dealer makes purchases as a principal for resale for its own account or through other types of transactions.

         In connection with their sales, a selling stockholder and any participating broker or dealer may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions they receive and the proceeds of any sale of shares may be deemed to be underwriting discounts or commissions under the Securities Act. A selling stockholder who is deemed to be an "underwriter" within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M. Regulation M may limit the timing of purchases and sales of shares of our common stock by the selling stockholders and any other person. Furthermore, Regulation M may restrict, for a period of up to five business days prior to the commencement of the distribution, the ability of any person engaged in a distribution of shares of our common stock to engage in market-making activities with respect to these shares. All of the foregoing may affect the marketability of shares of our common stock and the ability of any person or entity to engage in market-making activities with respect to shares of our common stock.

         To the extent required, the shares to be sold, the names of the persons selling the shares, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

         We are bearing all of the fees and expenses relating to the registration of the shares of common stock. Any underwriting discounts, commissions or other fees payable to broker-dealers or agents in connection with any sale of the shares will be borne by the selling stockholders. In order to comply with certain states' securities laws, if applicable, the shares may be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, the shares may not be sold unless the shares have been registered or qualified for sale in such state, or unless an exemption from registration or qualification is available and is obtained and complied with. Sales of the shares must also be made by the selling stockholders in compliance with all other applicable state securities laws and regulations.

         In addition to any shares sold hereunder, selling stockholders may sell shares of common stock in compliance with Rule 144. There is no assurance that the selling stockholders will sell all or a portion of the stock being offered hereby.

         The selling stockholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities in connection with the offering of the shares arising under the Securities Act.

         We have notified the selling stockholders of the need to deliver a copy of this prospectus in connection with any sale of the shares.

                                  LEGAL MATTERS

         Weil, Gotshal & Manges LLP, New York, New York will pass upon the validity of the common stock offered hereby.


                                     EXPERTS

         Ernst & Young LLP, independent registered public accounting firm, has audited NextWave Wireless Inc.'s consolidated financial statements and schedule at December 30, 2006 and December 31, 2005, and for the fiscal year ended December 30, 2006 and the period from April 13, 2005 (inception) to December 31, 2005, as set forth in their report. We have incorporated by reference NextWave Wireless Inc.'s consolidated financial statements and schedule in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

         The Company hereby incorporates by reference into this Registration Statement the following documents previously filed with the Commission:

          o The Company's Annual Report on Form 10-K for the year ended December 30, 2006, filed with the Commission on March 30, 2007;

          o The Company's Current Reports on Form 8-K, filed with the Commission on January 3, 2007, March 26, 2007 and April 12, 2007; and

          o The description of NextWave Wireless Inc.'s Common Stock contained in the Company's post-effective amendment No.1 to the registration on Form S-1, filed with the SEC on April 23, 2006.

         All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and prior to the filing of a post-effective amendment hereto, which indicates that all securities hereunder have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Copies of these documents are not required to be filed with this Registration Statement, and nothing in this Registration Statement shall be deemed to incorporate information furnished but not filed with the Commission.

         The Company will provide without charge to each participant of the Plans a copy of any or all information that has been incorporated herein by reference (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into such information) upon the written or oral request of such person directed to the Vice President of the Company at its offices at 75 Holly Hill Lane, Greenwich, CT 06830, telephone (203) 742-2539.

ITEM 4.  DESCRIPTION OF SECURITIES

         Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 of the Delaware General Corporation Law ("DGCL") permits Registrant's board of directors to indemnify any person against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with any threatened, pending, or completed action, suit, or proceeding in which such person is made a party by reason of his or her being or having been a director, officer, employee, or agent of us, or serving or having served, at our request, as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

         As permitted by Section 102(b)(7) of the DGCL, Article VII of Registrant's Certificate of Incorporation limits the liability of its directors and officers for any loss, claim or damage incurred by reason of any act or omission performed or omitted by such person on Registrant's behalf and in good faith and in a manner reasonably believed to be within the scope of the authority conferred on such person by Registrant's bylaws. Registrant will advance the costs incurred by or on behalf of any director or officer in connection with any indemnified loss within 20 days after Registrant receives a detailed statement providing reasonable documentation of such costs and providing a written undertaking stating that such person will repay all advanced costs if it is later determined that such individual was entitled to indemnification by Registrant. We believe that the limitation of liability provision in Registrant's by-laws will facilitate its ability to continue to attract and retain qualified individuals to serve as directors and officers.

         However, pursuant to Section 102(b)(7) of the DGCL, a director or officer will be liable for any act or omission (i) not performed or omitted in good faith or which such person did not reasonably believe to be in Registrant's best interests or which involved intentional misconduct or knowing violation of the law or (ii) from which such person received an improper personal benefit. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

         At present, there is no pending litigation or proceeding involving a director, officer, employee or other agent of Registrant in which indemnification is being sought, nor is the Registrant aware of any threatened litigation that may result in a claim for indemnification by any director, officer, employee or other agent of the Registrant.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

         Not applicable.

 ITEM 8. EXHIBITS.

      EXHIBIT NO.   DESCRIPTION
      -----------   -----------

         4.1   -    Specimen common stock certificate (incorporated by reference to Exhibit 4.1 to the Company's Registration Statement on
                    Form S-4/A filed November 7, 2006)

         4.2   -    Warrant Agreement, dated as of July 17, 2006, among NextWave
                    Wireless Inc. and the Holders listed on Schedule I thereto
                    (incorporated by reference to Exhibit 4.2 to the Current
                    Report on Form 8-K of NextWave Wireless LLC filed July 21,
                    2006 (the "July 21, 2006 Form 8-K"))

         4.3   -    Registration Rights Agreement, dated as of July 17, 2006,
                    among NextWave Wireless Inc. and the Purchasers listed on
                    Schedule I thereto (incorporated by reference to Exhibit 4.3 to the July 21, 2006 Form 8-K)

         5     -    Opinion of Weil, Gotshal & Manges LLP*

         23.1  -    Consent of Ernst & Young LLP, Independent Registered Public
                    Accounting Firm*

         23.2  -    Consent of Weil, Gotshal & Manges LLP (included in its
                    opinion which appears as Exhibit 5 to this Registration
                    Statement)*

         24    -    Power of Attorney (included as part of the signature page to this Registration Statement and incorporated herein by reference)*

         99.1  -    NextWave Wireless Inc. 2005 Stock Incentive Plan
                    (incorporated by reference to Exhibit 99.1 of the Post-Effective Amendment No.1 to the Form S-8, filed January
                    18, 2007)*

         99.2  -    Amendment No.1 to NextWave Wireless Inc. 2005 Stock
                    Incentive Plan (incorporated by reference to Annex A of the Company's Proxy Statement for the 2007 Annual Meeting of
                    Stockholders, filed on April 19, 2007)*

         99.3  -    CYGNUS Communications, Inc. 2004 Stock Option Plan
                    (incorporated by reference to Exhibit 10.3 to the Form 10)*

         99.4  -    PacketVideo Corporation 2005 Equity Incentive Plan
                    (incorporated by reference to Exhibit 10.2 to the Registration Statement of NextWave Wireless LLC Form 10 filed on May 1, 2006)*

         99.5  -    NextWave Wireless Inc. 2007 New Employee Stock Incentive
                    Plan*

         99.6  -    Nextwave Wireless Inc. 2007 New Employee Stock Incentive
                    Option Award Agreement*

         99.7  -    GO Networks, Inc. Employee Stock Bonus Plan*

         -------------

         * Filed herewith or incorporated by reference


ITEM 9.  UNDERTAKINGS

        (a)     The undersigned Registrant hereby undertakes:

                (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

                        (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                        (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

                        (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by the foregoing paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to
                Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

                (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to
                Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in City of New York, State of New York, on this 1st day of May, 2007.

                                       NEXTWAVE WIRELESS INC.

                                       By: /s/ Frank A. Cassou
                                           -------------------------------------
                                           Frank A. Cassou
                                           Executive Vice President - Corporate
                                           Development and Chief Legal Counsel,
                                           Secretary



                                POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned constitutes and appoints each of Frank A. Cassou, George C. Alex and Roseann Rustici, or any of them, each acting alone, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his name, place and stead, in any and all capacities, to sign this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming that any such attorney-in-fact and agent, or his/her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


             SIGNATURE                                   TITLE                                 DATE
-----------------------------------  ---------------------------------------------        --------------
                                     Chairman of the Board of Directors, Chief            May 1, 2007
                                     Executive Officer and President
/s/ Allen Salmasi                    (Principal Executive Officer)
-----------------------------------
Allen Salmasi


                                     Executive Vice President - Chief Financial           May 1, 2007
/s/ George C. Alex                   Officer (Principal Financial Officer)
-----------------------------------
George C. Alex

                                     Senior Vice President - Corporate Controller         May 1, 2007
/s/ Fran J. Harding                  (Principal Accounting Officer)
-----------------------------------
Fran J. Harding


/s/ Frank A. Cassou                  Director                                             May 1, 2007
-----------------------------------
Frank A. Cassou


                                      S - 1

/s/ Kevin M. Finn                    Director                                             May 1, 2007
-----------------------------------
Kevin M. Finn


/s/ Douglas F. Manchester            Director                                             May 1, 2007
-----------------------------------
Douglas F. Manchester


/s/ Jack Rosen                       Director                                             May 1, 2007
-----------------------------------
Jack Rosen


/s/ Robert T. Symington              Director                                             May 1, 2007
-----------------------------------
Robert T. Symington


/s/ William H. Webster               Director                                             May 1, 2007
-----------------------------------
William H. Webster


                                  EXHIBIT INDEX

      EXHIBIT NO.   DESCRIPTION
      -----------   -----------

         4.1   -    Specimen common stock certificate (incorporated by reference to Exhibit 4.1 to the Company's Registration Statement on
                    Form S-4/A filed November 7, 2006)

         4.2   -    Warrant Agreement, dated as of July 17, 2006, among NextWave
                    Wireless Inc. and the Holders listed on Schedule I thereto
                    (incorporated by reference to Exhibit 4.2 to the Current
                    Report on Form 8-K of NextWave Wireless LLC filed July 21,
                    2006 (the "July 21, 2006 Form 8-K"))

         4.3   -    Registration Rights Agreement, dated as of July 17, 2006,
                    among NextWave Wireless Inc. and the Purchasers listed on
                    Schedule I thereto (incorporated by reference to Exhibit 4.3 to the July 21, 2006 Form 8-K)

         5     -    Opinion of Weil, Gotshal & Manges LLP*

         23.1  -    Consent of Ernst & Young LLP, Independent Registered Public
                    Accounting Firm*

         23.2  -    Consent of Weil, Gotshal & Manges LLP (included in its
                    opinion which appears as Exhibit 5 to this Registration
                    Statement)*

         24    -    Power of Attorney (included as part of the signature page to this Registration Statement and incorporated herein by reference)*

         99.1  -    NextWave Wireless Inc. 2005 Stock Incentive Plan
                    (incorporated by reference to Exhibit 99.1 of the Post-Effective Amendment No.1 to the Form S-8, filed January
                    18, 2007)*

         99.2  -    Amendment No.1 to NextWave Wireless Inc. 2005 Stock
                    Incentive Plan (incorporated by reference to Annex A of the Company's Proxy Statement for the 2007 Annual Meeting of
                    Stockholders, filed on April 19, 2007)*

         99.3  -    CYGNUS Communications, Inc. 2004 Stock Option Plan
                    (incorporated by reference to Exhibit 10.3 to the Form 10)*

         99.4  -    PacketVideo Corporation 2005 Equity Incentive Plan
                    (incorporated by reference to Exhibit 10.2 to the Registration Statement of NextWave Wireless LLC Form 10 filed on May 1, 2006)*

         99.5  -    NextWave Wireless Inc. 2007 New Employee Stock Incentive
                    Plan*

         99.6  -    Nextwave Wireless Inc. 2007 New Employee Stock Incentive
                    Option Award Agreement*

         99.7  -    GO Networks, Inc. Employee Stock Bonus Plan*

         -------------

         * Filed herewith or incorporated by reference